                                                                    Exhibit 99.1

ALRENCO, INC.
714 E. KIMBROUGH
MESQUITE, TEXAS 75149                                               NEWS RELEASE

--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE                          Contact:  K. David Belt
                                                         Chief Financial Officer
                                                         972-882-3126

                                                         Patricia Disbrow
                                                         Investor Relations
                                                         972-882-3148

                     ALRENCO NAMES JAMES STECKART PRESIDENT
                         -----------------------------
                   BILL WHITE REMAINS CHIEF EXECUTIVE OFFICER

MESQUITE, TX (April 30, 1998) - Alrenco, Inc. (Nasdaq/NM:RNCO), the third largest lease-purchase operator in the U.S., today announced that James G. Steckart has been named president of the Company, effective May 1, in addition to his role as chief operating officer. Mr. Steckart succeeds former president Bill White, Sr., who will remain chief executive officer. Mr. White will focus his efforts on long-term growth strategies for the Company.

     "As chief executive officer, my role will focus on identifying strategic acquisitions and economic opportunities, capitalizing on my experience and relationships within the industry," said Mr. White. "As president, Jim will lead our strategic vision and command the critical day-to-day execution necessary to assure our continued rapid growth and profitability."

     George D. Johnson, Jr., chairman, said, "With the merger of RTO and Alrenco, our focus on operations is more important than ever. Jim's additional responsibilities as president recognize the contribution he had made as chief operating officer and reinforce the importance of a strong operating team. With Bill White as chief executive officer and Jim in the dual role of president and chief operating officer, we have the strongest management team in the lease-purchase industry today."

     Mr. Steckart, 50, a recognized industry veteran, leads Alrenco with impressive industry experience including senior management and operations positions with Comcoa, a publicly traded Rent-A-Center franchise, and with Thorn America's Rent-A-Center.

     Alrenco, Inc. operates 450 rental-purchase stores in 23 states in the U.S. primarily under the trade name HomeChoice Lease or Own. The Company offers renewable lease-purchase agreements for brand name consumer electronics, appliances, and furniture.

                                    --END--